Exhibit 10.43

Sublease

Sublease agreement entered into between Motek Management, LLC. (Tenant), Xstream Beverage Network, Inc (Subtenant), and MZLTV, LTD. (Landlord).

1

SUBLEASE PERIOD: The subtenant agrees to sublease from Tenant, property known as Suite 208 and 209 stipulated to consist of two rentable spaces on the second floor in the building located at 3511, West Commercial Boulevard, Fort Lauderdale, Florida, 33309 as reflected in attached diagram.

The term of this lease shall be for a period of twelve (12) months commencing on the twentieth  day of December 2005 and ending on the last day of

December, 2006.

Subtenant agrees to pay monthly to the Tenant base rental for the Demised Premises, for the full term hereof the total sum of Fifteen Thousand and 00 cents ($15,000) plus sales tax, to be paid in equal monthly installments of One thousand two hundred fifty ($1250.00) Dollars plus sales tax on the first  day of January, 2006 and each month thereafter. The first monthly rental payment shall be due and payable upon the execution of this lease,

2.

ADDITIONAL RENT: The Subtenant shall pay, as additional rent ten (10%) percent of the electric bill for the second floor. Tenant shall pay for all other utilities and   increases required in the Master Lease.

3.

TERM OF SUBLEASE: The Subtenant agrees to comply with all terms and conditions of the lease entered into by the Tenant, including the prompt payment of all rents. The lease terms are incorporated into this agreement by reference.

4.

SECURITY DEPOSIT: The Subtenant agrees to pay to Tenant the sum of one thousand two hundred fifty ($1250.00) Dollars as a security deposit, to be promptly returned upon the termination of this sublease and compliance of all conditions of this sublease.

In addition, last month rent ($1250.00) One thousand two hundred fifty dollars plus sales tax at execution of the sublease.

5.

SERVICES BY TENANT: The Tenant shall provide to the Subtenant the following:

a)

Four (4) telephone instruments.

b)

Wired for network.

c)

Internet Broad band access for a $75 a month.

d)

Four (4) Desks.

e)

Four (4) Guest Chairs.

f)

Four (4) Executive Chairs.

g)

Access to Conference Room.

6.

LANDLORD’S CONSENT: The Landlord consents to this sublease and agrees promptly notif~’ the Tenant if the Subtenant is in broach of this agreement. Nothing herein shall constitute a release of Tenant who shall remain bound under this lease. Nothing herein shall constitute a consent to any further Sublease or Assignment of Lease.

7.

TERMINATION OF SUBLEASE: Tenant and sub-tenant has the right to terminate this sublease with written notice sixty(60) days prior to termination.

DATE:	WITNESS:

Jerome Pearring	Hillel Bronstein
Xstream Beverage Network, Inc..	MZLTV, LTD
Subtenant	Landlord

Hillel Bronstein
Motek Managment
Tenant